EXHIBIT 99.6

RELIANT ENERGY, INC. AND SUBSIDIARIES

RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES

	For the Year Ended December 31,
	1999	2000	2001	2002	2003 (1)
	(in thousands, except ratio amounts)
Fixed charges:
Interest expense	$—	$7,019	$16,152	$232,488	$466,361
Interest expense – affiliated companies, net (2)	5,534	172,311	—	—	—
Capitalized interest	8,250	34,625	58,720	27,441	84,225
Interest within rent expense	479	10,818	35,174	54,344	66,359

Total fixed charges	$14,263	$224,773	$110,046	$314,273	$616,945

Earnings from continuing operations:

Income (loss) from continuing operations before income taxes	$11,326	$245,880	$751,498	$232,369	$(814,828)

Loss (income) of equity investments of unconsolidated subsidiaries	793	(42,860)	(6,771)	(17,836)	1,652

Subtotal	12,119	203,020	744,727	214,533	(813,176)

Plus –
Fixed charges from above	14,263	224,773	110,046	314,273	616,945
Amortization of capitalized interest	138	852	2,408	3,844	5,705
Distributed income of equity investees	—	17,929	27,159	2,975	4,400
Less –
Capitalized interest	(8,250)	(34,625)	(58,720)	(27,441)	(84,225)

	$18,270	$411,949	$825,620	$508,184	$(270,351)

Ratio of earnings from continuing operations to fixed charges	1.28	1.83	7.50	1.62	—

(1)	For 2003, our earnings were insufficient to cover our fixed charges by $887 million.
(2)	If the net amount for the applicable period netted to interest income, it is excluded from this schedule for purposes of calculating fixed charges.

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